                                                                      EXHIBIT 21

                                ZERO CORPORATION

                           Subsidiaries of Registrant*
                              As of March 31, 1996

1.   Air Cargo Equipment Corporation, a Delaware corporation
2.   Air Cargo Equipment (UK) Limited, a U.K. corporation
3.   Air Cooling Technology, Inc., a California corporation
4.   Anvil Cases, Inc., a California corporation**
5.   Contempo Engineering Co., a California corporation
6.   Electronic Solutions, a Nevada corporation
7.   McLean Midwest Corporation, a Minnesota corporation
8.   Nielsen Hardware Corporation, a Connecticut corporation
9.   Productos Aereos, S.A., a Mexican corporation
10.  Samuel Groves & Co. Limited, a U.K. corporation
11.  ZERO FSC Corporation, a Virgin Islands corporation
12.  ZERO-East Division, ZERO Corporation, a Massachusetts corporation
13.  ZERO International, Inc., a California corporation
14.  ZERO Manufacturing Corporation, a California corporation
15.  ZERO McLean Europe LTD., a U.K. corporation
16.  ZERO Integrated Systems, a California corporation
17.  Precision Fabrication Technologies, Inc., an Indiana corporation

*  All are 100% owned
** Sold as of May 1, 1996